Exhibit (k)(2)
BNP Paribas Prime Brokerage, Inc.
STATEMENT OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2011
AND
INDEPENDENT AUDITORS’ REPORT

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Stockholder of
BNP Paribas Prime Brokerage, Inc.
New York, NY
We have audited the accompanying statement of financial condition of BNP Paribas Prime Brokerage, Inc. (an indirectly wholly owned subsidiary of BNP PARIBAS) (the “Company”) as of December 31, 2011. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such statement of financial condition presents fairly, in all material respects, the financial position of BNP Paribas Prime Brokerage, Inc. at December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
New York, New York
February 28, 2012

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2011
(in thousands, except for share amounts)

Assets
Cash and cash equivalents	$18,841

Cash deposited with clearing organizations or securities segregated under federal and other regulations	1,140,180
Securities borrowed	13,324,390
Receivable from customers	11,227,108
Receivable from brokers, dealers and clearing organizations	2,795,978
Securities purchased under agreements to resell	150,001
Securities owned — at fair value	95,025
Securities received as collateral	1,343,589
Other assets	18,340

Total assets	$30,113,452

Liabilities and stockholder’s equity
Liabilities
Securities loaned	$12,264,125
Payable to customers	7,139,440
Securities sold under agreements to repurchase	4,425,069
Short-term borrowings	1,366,575
Payable to brokers, dealers and clearing organizations	1,085,262
Obligation to return securities received as collateral	1,343,589
Accrued expenses and other liabilities	79,416

27,703,476

Liabilities subordinated to the claims of general creditors	1,866,000

Stockholder’s equity	543,976

Total liabilities and stockholder’s equity	$30,113,452

The accompanying notes are an integral part of the Statement of Financial Condition.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2011
(in thousands)
1.	Organization and Nature of Business

BNP Paribas Prime Brokerage, Inc. (the “Company” or “PBI”) is a wholly owned subsidiary of BNP Paribas North America, Inc. (“BNPPNA”), the ultimate parent of which is BNP PARIBAS (“BNPP”).

The Company is registered as a broker-dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934. PBI is also registered as a futures commission merchant (“FCM”) with the Commodity Futures Trading Commission (“CFTC”), under the Commodity Exchange Act. In addition, the Company is a member of the Financial Industry Regulatory Authority (“FINRA”), the New York Mercantile Exchange (“NYMEX”), the National Futures Association (“NFA”) and the ICE Clear US (“ICE”) and various other commodity exchanges. The Company provides prime broker and FCM services. Prime broker services include secured financing, securities settlement, custody, capital introduction, and securities lending to hedge funds, investment companies, affiliates and others. FCM services include commodity clearing and execution services to various institutional customers, including affiliates.

On October 1, 2011, BNP Paribas Commodity Futures, Inc. (“CFI”) merged with the Company. CFI was an affiliate of PBI and also was a wholly-owned subsidiary of BNPPNA. Prior to the merger, CFI was registered with the CFTC as an FCM and was a member of NYMEX, ICE, NFA and various other commodity exchanges. CFI provided commodity clearing and execution services to various institutional customers, including affiliates. The merger was approved on April 29, 2011 by the Board of Directors (“BOD”) of the Company, CFI and BNPPNA. It was also resolved by the BOD that PBI would be the surviving corporation. (See note 3)

2.	Significant Accounting Policies

Basis of Presentation and Use of Estimates

The preparation of the Statement of Financial Condition in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at December 31, 2011. Significant estimates include the realization of a deferred tax asset. Actual results could differ materially from such estimates included in the Statement of Financial Condition.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments not held for resale with original maturities of three months or less. The Company has all cash on deposit with major money center banks. Cash and cash equivalents are carried at cost, which approximates fair value.

Securities and Commodities Transactions

Customers’ securities transactions are reported on the settlement date. Customers’ commodity transactions are reported on the trade date. Securities owned are recorded on trade date at fair value in accordance with the Accounting Standards Codification (“ASC”) 820-10 “Fair Value Measurements”.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2011
(in thousands)
2.	Significant Accounting Policies (continued)

Repurchase Agreements

Securities purchased under agreements to resell (“reverse repo”) and securities sold under agreements to repurchase (“repo”) are treated as collateralized financing transactions and are carried at their contracted repurchase amounts plus accrued interest.

Securities Borrowing and Lending Activities

Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received, respectively. Securities borrowed transactions require the Company to deposit cash or similar collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash in an amount generally in excess of the fair value of securities loaned. The Company monitors the fair value of securities borrowed or securities loaned on a daily basis with additional collateral obtained or returned, as necessary. Interest receivable or payable on such transactions is accrued and included in the Statement of Financial Condition in Other assets or Accrued expenses and other liabilities, respectively.

Short-Term Borrowings

The company obtains short-term financing on an overnight basis and term basis under 1 year by borrowing from an affiliate using an unsecured loan facility. The principal and accrued interest associated with these borrowings is recorded in the Statement of Financial Condition.

Exchange Memberships

Membership shares and seats that are required by the Company to conduct its clearance and execution activities are recorded at cost, less any adjustments for permanent impairments and are included in Other assets in the Statement of Financial Condition.

Securities Received as Collateral and Obligation to Return Securities Received as Collateral

The Company additionally receives securities as collateral in connection with certain securities for securities transactions in which the Company is the lender. In instances where the Company is permitted to sell or repledge these securities, the Company reports the fair value of the collateral received and the related obligation to return the collateral in the Statement of Financial Condition.

Foreign Currencies

The Company has balances denominated in foreign currency. These assets and liabilities are translated at closing exchange rates at December 31, 2011.

Securities Received from Customers and Affiliates

Securities received from customers and affiliates in lieu of cash margin are not reflected in the Statement of Financial Condition as the Company does not own such securities and they may only be sold or hypothecated to the extent the Company requires the equivalent funds to meet regulatory or counterparty requirements.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2011
(in thousands)
2.	Significant Accounting Policies (continued)

Receivables and Payables with Customers

Customer receivables and payables represent amounts due from/to customers, primarily related to margin balances, unsettled commodities activity and cash deposits, and are reported net by customer. The Company does not include in the Statement of Financial Condition the securities owned by customers or the securities sold short by customers

Receivables and Payables with Brokers, Dealers and Clearing Organizations

Receivables and payables with brokers, dealers and clearing organizations represent amounts due from/to brokers, dealers and clearing organizations and are reported net by counterparty when the right of offset exists.

Property, Equipment and Leasehold Improvements

Property and equipment are depreciated on a straight-line basis over their estimated useful lives ranging from 3 to 10 years. Acquired software costs are amortized based on straight-line amortization over the estimated economic life, generally 3 to 5 years. Leasehold improvements are amortized over the shorter of the economic useful life of the asset or the remaining term of the lease. Property, equipment and leasehold equipment are recorded in Other assets in the Statement of Financial Condition.

Income Taxes

The results of the Company’s operations are included in the consolidated federal and the combined state and local income tax returns of BNPPNA and subsidiaries, a U.S. holding company whose ultimate parent is BNPP.

The Company records an income tax provision equal to the total current and deferred tax provision / (benefit) which would have been calculated if the Company had filed on a stand-alone basis. The method is systematic, rational and consistent with the broad provisions of ASC 740 “Income Taxes”.

Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting and the tax basis of the Company’s assets and liabilities. Valuation allowances are established to reduce deferred tax assets to the amount that more likely than not will be realized. The Company’s tax assets and liabilities would be presented as a component of Other assets or Accrued expenses and other liabilities in the Statement of Financial Condition.

Uncertain tax positions are evaluated using a comprehensive model for the Statement of Financial Condition recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns.

Accrued interest and penalties are included in Accrued expenses and other liabilities in the Statement of Financial Condition.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2011
(in thousands)
2.	Significant Accounting Policies (continued)

Fair Value Measurement — Definition and Hierarchy

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Company utilizes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.

ASC 820 “Fair Value Measurements” established a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments.

Level 2 — Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Company uses market quotes for pricing its securities owned and securities segregated under federal and other regulations.

Recent Accounting Developments

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06 (“ASU 2010-06”), which amends ASC 820, “Fair Value Measurements”. The ASU requires fair value disclosures for each asset and liability class, disclosures related to inputs and valuation methods for measurements that use Level 2 or Level 3 inputs, disclosures of significant transfers between Levels 1 and 2, and the gross presentation of significant transfers into or out of Level 3 within the Level 3 rollforward. The ASU also requires the gross presentation of purchases, sales, issuances and settlements within the Level 3 rollforward.

The disclosure requirement by class is a greater level of disaggregation compared to the previous requirement, which was based on the major asset or liability category.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2011
(in thousands)
2.	Significant Accounting Policies (continued)

Recent Accounting Developments (continued)

ASU 2010-06 was effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide the Level 3 activity for purchases, sales, issuances, and settlements on a gross basis, which is effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The adoption of ASU 2010-06 did not have a material impact on the Company’s Statement of Financial Condition.

In July 2010, the FASB issued ASU 2010-20, which amends ASC 310, “Receivables”. The ASU requires additional disclosures that provide a greater level of disaggregated information about the credit quality of financing receivables and the allowance for credit losses. It also requires the disclosure of credit quality indicators, past due information, and modifications of financing receivables. The amended disclosure guidance related to information as of the end of a reporting period is effective for the first interim or annual reporting period ending on or after December 15, 2010. The amended disclosure guidance related to activity that occurs during a reporting period is effective for the first interim or annual reporting period beginning after December 15, 2010. The adoption of ASU 2010-20 did not have a material impact on the Company’s Statement of Financial Condition.

In April 2011, FASB issued ASU 2011-03, which amends ASC 860“Transfers and Servicing”. The ASU eliminated the requirement for entities to consider whether a transferor has the ability to repurchase the financial assets in a repurchase agreement. The entity must consider all the effective-control criteria under ASC 860, the elimination of this requirement may lead to recording the repurchase arrangement as a secured borrowing rather than as a sale. The guidance in the ASU is effective prospectively for transactions, or modifications of existing transactions, that occur on or after the first interim or annual period beginning on or after December 15, 2011. The Company does not expect the adoption of ASU 2011-03 to have a material impact on the Company’s Statement of Financial Condition.

In May 2011, the FASB issued ASU 2011-04, which amends ASC 820 “Fair Value Measurements”. The ASU expands ASC 820’s existing disclosure requirements for fair value measurements. Some of the amendments could change how the fair value measurement guidance in ASC is applied. The ASU is effective for the first interim or annual reporting period beginning after December 15, 2011. The Company does not expect the adoption of ASU 2011-04 to have a material impact on the Company’s Statement of Financial Condition.

In November 2011, the FASB issued ASU 2011-11, which amends ASC 210-20-45 (“Offsetting Financial Assets and Financial Liabilities”) (formerly FIN41). The ASU expands upon the disclosure requirements for offsetting balance sheet transactions. The ASU is effective for annual reporting periods beginning on or after January 1, 2013. The Company has not adopted ASU 2011-11 in the Company’s Statement of Financial Condition.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2011
(in thousands)
3.	Merger

The merger of PBI and CFI was recorded as a merger of entities under common control, as both companies were wholly-owned subsidiaries of BNPPNA. Based on the ASC 805 “Business Combinations", the assets and liabilities of CFI transferred to PBI were initially transferred at their respective carrying amounts in the accounts of CFI at the date of transfer. The presentation of the Statement of Financial Condition includes the balances and activity of CFI as if the entities were combined from the beginning of the year. Subordinated loans of $266,000 were also transferred from CFI to PBI on the merger date. The net equity contributed from CFI at the merger date was $117,748. The merger was completed primarily to create a more efficient use of capital and for operational efficiencies.

4.	Securities Owned- At Fair Value

Securities owned at December 31, 2011, consist of:

Securities Owned
U.S. Government securities	$94,999
Other securities	26

$95,025

U.S. Government securities are pledged to commodity exchanges for margin.

5.	Receivable from and Payable to Brokers, Dealers and Clearing Organizations

Amounts receivable from and payable to brokers, dealers and clearing organizations at December 31, 2011, consist of:

	Receivable	Payable
Receivable/Payable from/to clearing organizations	$2,187,793	$512,189
Receivable/Payable from/to non-customers	507,400	570,579
Fail to deliver/Fail to receive	99,727	1,045
Receivable/Payable from/to brokers & dealers	1,058	1,449

	$2,795,978	$1,085,262

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2011
(in thousands)
6.	Liabilities Subordinated to the Claims of General Creditors

The Company has subordinated loan agreements with BNPPNA outstanding totaling $1,866,000 at December 31, 2011, consist of:

Maturity Date	Affiliated Lender	Rate	Amount
June 30, 2018	BNPPNA	3M LIBOR + 170 Basis Points	$1,600,000
January 31, 2018	BNPPNA	BNP Internal Borrowing Rate	230,000
September 30, 2018	BNPPNA	3M LIBOR + 60 Basis Points	20,000
September 30, 2018	BNPPNA	3M LIBOR + 60 Basis Points	16,000

			$1,866,000

All agreements covering the subordinated loans have been approved by FINRA and NYMEX and are therefore available in computing net capital pursuant to the Uniform Net Capital Rule (“Rule 15c3-1”) under the Securities Exchange Act of 1934 and Regulation 1.17 under the Commodity Exchange Act (“the Act”). The loans allow for prepayment of all or any part of the obligation at the option of the Company and upon receipt of prior written approval of FINRA and NYMEX. To the extent that the loans are required for the Company’s continued compliance with net capital requirements, it may not be repaid.

The subordinated loan agreements have automatic extensions with regards to maturity dates. FINRA requires more than six months advance notification of intent to not extend the maturity of a subordinated loan agreement. The Company has made no such notification.

7.	Deferred Compensation

In 2009, BNPP established Deferred Compensation Scheme 2010 (“DCS 2010”). Under the terms of the DCS 2010 plan sponsored by BNPP, employees of the Company with annual discretionary bonus awards in excess of a certain fixed amount as defined by BNPP, will receive a portion of such excess amount in units, which vests over a three year period. Units awarded will be based on the average closing price of BNP Paribas shares over a specified period with the final unit price subject to certain performance conditions on an annual basis. The grant date for the DCS 2010 plan was March 25, 2010. The vesting and payment periods are June 2011, June 2012 and June 2013 on the basis of the respective year’s final unit price.

In 2010, BNPP established four new plans: (a) DCS 2011 Plus Plan; (b) DCS 2011 Plan; (c) CIB KCDP Plan; and (d) Group KCDP Plan. All four plans are liability awards with grant dates in February 2011. Units are awarded based on the average closing price of BNPP shares over a specified period.

The vesting of DCS 2011 Plus Plan is subject to fulfillment of specified performance conditions. The remaining three plans vest based on the fulfillment of service conditions. The vesting and payment periods for each of these plans are March of 2012, 2013 and 2014.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2011
(in thousands)
7.	Deferred Compensation (continued)

For 2011, BNPP established four new plans: (a) DCS 2012 Plus Plan; (b) DCS 2012 Plan; (c) CIB KCDP Plan; and (d) Group KCDP Plan. All four plans are liability awards with grant dates in February 2012. Units are awarded based on the average closing price of BNPP shares over a specified period. The vesting of DCS 2012 Plus Plan is subject to fulfillment of specified performance conditions. The remaining three plans vest based on the fulfillment of service conditions. The vesting and payments periods for each of these plans are March of 2013, 2014 and 2015.

In addition, BNPP allows certain employees to defer up to 100% of their bonus through a voluntary deferred compensation plan (“Plan”). The assets of the Plan are owned by BNPP with an offsetting liability to the individual employees.

8.	Employee Benefit Plans

Substantially all employees of BNPP and its affiliates in the United States of America, who meet certain age and tenure requirements, are covered under various benefit plans in which PBI participates. The plans include a funded noncontributory defined benefit plan, a supplemental executive retirement plan and a defined contribution 401(k) plan. The assets of the defined benefit plan are principally invested in fixed income and equity securities, held by a third-party trustee and managed by third party investment advisors.

On July 26, 2011, the BNP Paribas Pension/401k Committee voted to freeze participants’ plan benefit accruals for employees hired before December 31, 2000, effective as of December 31, 2011. Participants hired before December 31, 2000, will no longer accrue benefits for service after December 31, 2011. Only years of service and compensation earned through December 31, 2011 will be included in the accrued retirement benefit as of December 31, 2011.

9.	Income Taxes

The difference between the Company’s federal statutory and effective tax rates is due to the amortization of goodwill, non deductible meals and entertainment, dividends received deduction, employee-related expenses recorded in Paris, non deductible regulatory fines, state and local taxes and an adjustment for prior year estimated taxes. The amortization of goodwill reflected on the Company’s income taxes arises as the result of an election made under Internal Revenue Code Section 338(h)(10) upon acquisition.

The resulting tax payable or benefit receivable of the Company is periodically settled with BNPPNA. At December 31, 2011, the Company’s net tax payable to BNPPNA of $14,690 was included in payable to affiliates in the Statement of Financial Condition. The Company made a tax payment of $9,228 to BNPPNA during 2011.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2011
(in thousands)
9.	Income Taxes (continued)

At December 31, 2011, the Company’s net deferred tax asset of $9,908 is comprised of $14,498 of deferred tax assets and $4,590 of deferred tax liabilities. The net deferred tax asset is due to differences between tax basis of assets and liabilities and their respective financial-reporting amounts (“temporary differences”) arising primarily from differences in the timing of the recognition of expenses for deferred compensation and cash bonuses, depreciation of fixed assets, transfer pricing and accrued interest payable to foreign affiliates. The net deferred tax asset was included in Accrued expenses and other liabilities in the Statement of Financial Condition.

The Company has not recorded a valuation allowance against the net deferred tax asset, as management believes that the benefit related to the deferred tax asset is more likely than not to be realized in the future. However, prior to the merger, CFI, as a stand-alone company, had recorded a valuation allowance against its New York State (“NYS”) deferred tax asset, as management believed that it would have been more likely than not that the benefit related to the deferred tax asset would not be realized in the future due to the required level of future NYS taxable income to be generated to recognize the associated benefits of the NYS deferred tax asset. The approach of the surviving entity, PBI, prevails following a merger and as such, the valuation allowance of CFI has been reversed from $20 as of December 31, 2010 to $0 as of December 31, 2011.

As of December 31, 2011, the Company has recorded accrued interest and penalties relating to unrecognized tax benefits of $683 in the Statement of Financial Condition. This reserve for tax audit risk on uncertain tax benefit was previously recorded on CFI and succeeded to by PBI through the merger transaction. During 2011, the Company settled a tax audit with NYS and New York City (“NYC”), which has reduced both the balance of unrecognized tax benefits and the number of open tax years.

The Company has recorded a Federal net operating loss (“NOL”) carryforward of $23,046, a NYS post-apportioned NOL carryforward of $4,376 and a NYC post-apportioned NOL carryforward of $4,473 as of December 31, 2011, on a stand-alone basis, which may be utilized through 2030.

However, since the Company is included as part of a combined return, these NOLs have been utilized by other group members, and the benefit of these NOLs will be compensated by other group members as the Company generates taxable profits.

As of December 31, 2011, PBI’s open tax years potentially subject to examination by the Internal Revenue Service (“IRS”), with respect to historical CFI tax returns are 2007, 2008, 2009 and 2010. For NYS and NYC, the open tax years are 2007, 2008, 2009 and 2010. On a stand-alone basis, the Company or PBI, prior to its merger with CFI, has open tax years subject to examination by the IRS, NYS and NYC for the short period October 1, 2008 — December 31, 2008, 2009 and 2010. The newly merged Company is subject to potential examination in all jurisdictions in 2011. As of a result of the examinations, the entire amount of the unrecognized tax benefits (including interest) could be impacted within the next twelve months.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2011
(in thousands)
10.	Transactions with Related Parties

The Company engages in various transactions with BNPP and its affiliates. These transactions include financing agreements and operational support. The Company has entered into an Agency & Common Paymaster agreement with PNA, whereby PNA is the paying agent for the Company’s operating expenses, and the Company will reimburse PNA for such expenses paid.

At December 31, 2011, the Company has an unsecured line of credit with BNPP. Borrowings under this line of credit bear a rate of LIBOR, plus a nominal interest rate. The borrowing under these arrangements is $4,550,000. At the discretion of the lender, the borrowings can be increased up to $12,000,000.

At December 31, 2011, assets and liabilities with related parties consist of:

Assets
Cash and cash equivalents	$4,127
Cash and securities segregated under federal and other regulations	54,828
Securities borrowed	4,550,708
Receivable from brokers, dealers, and clearing organizations	872,877
Securities purchased under agreements to resell	150,001
Securities received as collateral	694
Other assets	8,958

Total Assets	$5,642,193

Liabilities
Securities loaned	$6,448,269
Payable to customers, net	846,711
Securities sold under agreements to repurchase	1,075,010
Short-term borrowings	1,366,575
Payable to brokers, dealers, and clearing organizations	572,023
Obligation to return securities received as collateral	694
Accrued expenses and other liabilities	41,105

Total Liabilities	$10,350,387

Liabilities subordinated to the claims of general creditors	$1,866,000
Included in Other assets in the Statement of Financial Condition at December 31, 2011 are intercompany transfer pricing receivables of $1,835 and interest receivable of $3,422. Transfer pricing receivables are due from BNP Paribas Prime Brokerage International, LTD (“PBL”) and BNP Paribas New York Branch (“NYB”) and are accounted for in accordance with BNPP transfer pricing agreements. The Company settles transfer pricing with PBL and NYB on a periodic basis. BNPP and its affiliates charge the Company under various cost sharing agreements for overhead expenses, costs of providing operations and technology support.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2011
(in thousands)
10.	Transactions with Related Parties (continued)

Accrued expenses and other liabilities at December 31, 2011 include interest payable of $5,143 and a payable of $32,531 to BNPP and affiliates for charges relating to cost and revenue sharing agreements and other general. The Company settles these charges with BNPP and its affiliates on a periodic basis.

BNP Paribas Arbitrage SNC, acting through its US Branch (“BNPPA-US”), provides services on behalf of the Company to facilitate the Exchange Traded Fund financing business between BNPPA-US, PBL and the Company. The Company settles with BNPPA-US on a periodic basis.

The Company recorded an off-balance sheet commitment of $126,940 with PBL related to a capital protection product. The associated fees related to this product have also been disclosed as part of Accrued expenses and other liabilities. (See note 11)

11.	Pledged Assets, Commitments and Contingencies

In the normal course of business, the Company has customer margin securities and obtains securities from securities borrowed transactions on terms which permit it to repledge or resell the securities to affiliates and third parties.

At December 31, 2011, the Company obtained and had available securities with a fair value of approximately $31,878,918 on such terms, of which approximately $20,962,866 have been either pledged or otherwise transferred to others in connection with the Company’s financing activities or to satisfy commitments under customer short sales.

The Company is required to maintain deposits with various clearing organizations and exchanges. At December 31, 2011, the Company has cash deposits of $118,799 and securities of $96,048 to satisfy such requirements. The Company has pledged $3,668,201 of securities as collateral under tri-party agreements, which cannot be resold or pledged by the counterparty or by the agent holding the security.

The Company has two outstanding letters of credit issued by separate third-party banks used to meet margin requirements at a clearing organization. The Company is contingently liable for this letter of credit which is used in lieu of depositing cash or securities. The Company has letters of credit totaling $400,000 of which $115,000 is posted at a clearing organization at December 31, 2011 to satisfy various collateral requirements, of which none was drawn down.

Certain customers have credit facility agreements for collateralized borrowings with the Company in accordance with internal margin guidelines. As of December 31, 2011, the Company had commitments of $11,584,175 related to credit facilities of which $1,374,875 were not drawn.

In 2011, the Company has entered into Capital Protection Agreements (“CPAs”) with Investment companies. The Company has recorded the CPA as a derivative as it meets the definition of a derivative under ASC 815-10-25, which requires that all derivative instruments to be recognized in the Statement of Financial Condition as either assets or liabilities depending on the rights or obligations under the contracts. As of December 31, 2011, the fair value of the CPA was zero and, therefore, not shown in the Statement of Financial Condition as an asset or a liability.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2011
(in thousands)
11.	Pledged Assets, Commitments and Contingencies (continued)

The protected amount of the CPAs is $126,940 and the maximum limit as defined in the CPAs is $2,000,000. However, the Company has entered into an agreement with PBL to record a simultaneous offsetting transaction for the CPAs, for $126,940, which offsets the Company’s exposure related to these transactions. In addition, the company has entered into an irrevocable guaranty agreement with BNPP, whereas, BNPP guarantees any and all obligations of the Company to pay any settlement related to the CPAs.

The Company is a member of several exchanges and clearinghouses. Under the membership agreements, members are generally required to guarantee the performance of other members. Additionally, if a member becomes unable to satisfy its obligations to the clearinghouse, other members would be required to meet shortfalls. To mitigate these performance risks, the exchanges and clearinghouses often require members to post collateral as well as meet certain minimum financial standards. The Company’s maximum potential liability under these arrangements cannot be quantified. However, the potential for the Company to be required to make payments under these arrangements is remote. Accordingly, no contingent liability is recorded in the Statement of Financial Condition for these arrangements.

The Company, in the normal course of business, has been named as defendant in various legal proceedings. In view of the inherent difficulty of predicting the outcome of legal matters, particularly where the claimants seek very large indeterminate damages or where the cases present novel legal theories or involve a large number of parties, the Company cannot state with confidence what the eventual outcome of the pending matters will be. Based upon its current knowledge after consultation with counsel, the outcome of legal actions, proceedings and investigations currently pending against the Company should not have a material adverse effect on the Company’s Statement of Financial Condition.

12.	Net Capital Requirements

As a registered broker-dealer, the Company is subject to the Uniform Net Capital Rule under the Securities Exchange Act of 1934. The Company has elected to compute its net capital using the alternative method, which requires the maintenance of minimum net capital equal to the greater of $1,500 or 2% of aggregate debit balances arising from customer transactions, as defined. As a registered futures commission merchant, the Company is subject to the Minimum Financial Requirements Rule pursuant to Regulation 1.17 under the Commodity Exchange Act, which requires the maintenance of minimum net capital, as defined, equal to the greater of 8% of the total customer risk margin requirements plus 8% of the total non-customer risk margin requirements required to be segregated pursuant to the Commodity Exchange Act. At December 31, 2011, the Company had net capital of $2,246,781, which was $1,937,576 in excess of its required net capital.

13.	Cash Deposited and Securities Segregated under Federal and Other Regulations

As a registered broker-dealer, the Company is subject to the Customer Protection Rule (“Rule 15c3-3”) under the Securities Exchange Act of 1934. Rule 15c3-3 requires the deposit of cash, cash equivalents and/or qualified securities, as defined, in a special reserve account for the exclusive benefit of customers.

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2011
(in thousands)
13.	Cash Deposited and Securities Segregated under Federal and Other Regulations (continued)

As of December 31, 2011, the Company made a computation related to Rule 15c3-3 and was not required to maintain a balance in this account. At December 31, 2011, the Company had segregated cash of $100,111. No additional cash movements were made into this account. The Company made a computation related to the reserve requirement for Proprietary Accounts of Introducing Brokers (“PAIB”) and was not required to maintain a balance in this account. The Company had segregated cash of $11 at December 31, 2011. No additional cash movements were made into this account.

The Company is subject to Section 4d(2) and Regulation 30.7 under the Commodity Exchange Act, which requires a FCM to segregate or secure money, securities, funds and property related to customers’ regulated commodity futures accounts in a special bank account for the exclusive benefit of customers. As of December 31, 2011, the Company made a segregation computation related to Section 4d(2) and Regulation 30.7 and was required to maintain a balance of $1,971,242 in this account. The total amount segregated was $2,226,420, which consisted of segregated cash of $985,058, U.S. Government Securities with a fair value of $54,999 and $1,186,363 in receivable / payable with clearing organizations.

14.	Credit Risk and Financial Instruments with Off -Balance Sheet Risk

In the normal course of business, the Company settles securities and commodity activities with customers, brokers and dealers, commodity exchanges and affiliates. These securities activities are transacted on either a cash or margin basis. The Company is exposed to risk of loss on these transactions in the event the counterparty or affiliate fails to satisfy its obligations in which case the Company may be required to purchase or sell financial instruments at prevailing market prices.

The Company engages in various securities and commodity activities with a diverse group of domestic and foreign counterparties and affiliates. The Company’s exposure to credit risk associated with the nonperformance of these counterparties in fulfilling their contractual obligations pursuant to these activities can be directly impacted by volatile trading markets which may impair their ability to satisfy their obligations to the Company.

In margin transactions, the Company extends credit to its customers, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customers’ accounts.

In connection with these activities, the Company executes and clears customer transactions involving the sale of securities not yet purchased, substantially all of which are transacted on a margin basis subject to individual exchange regulations.

Such transactions may expose the Company to significant off-balance sheet risk in the event margin requirements are not sufficient to fully cover losses that customers may incur. In the event the customer fails to satisfy its obligations, the Company may be required to purchase or sell financial instruments at the prevailing market prices to fulfill the customer’s obligations. The

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2011
(in thousands)
14.	Credit Risk and Financial Instruments with Off -Balance Sheet Risk (continued)

Company seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and pursuant to such guidelines, require the customer to deposit additional collateral or to reduce positions when necessary.

15.	Fair Value Disclosures

Securities received as collateral, consist of equity securities, are carried at fair value and are classified as Level 1 under the fair value hierarchy.

Obligation to return securities received as collateral, consist of equity securities, corporate bonds and U.S. treasuries, are carried at fair value and are classified as Level 1 under the fair value hierarchy.

Assets and liabilities measured at fair value on a recurring basis are classified under the fair value hierarchy below. The Company had no assets or liabilities measured at fair value on a non-recurring basis as of December 31, 2011.

Assets and liabilities utilizing Level 1 inputs include securities that are actively traded. Level 1 inputs are unadjusted quoted prices in active markets for assets or liabilities identical to those to be reported at fair value.

Assets Measured at Fair Value on a Recurring Basis as of December 31, 2011
	Level 1	Level 2	Level 3	Total
Cash and securities segregated under federal and other regulations
U.S. Government securities	$54,999	$—	$—	$54,999
Securities owned — at fair value
U.S. Government securities	94,999	—	—	94,999
Other securities	26			26
Securities received as collateral	1,343,589	—	—	1,343,589

	$1,493,613	$—	$—	$1,493,613

Liabilities Measured at Fair Value on a Recurring Basis as of December 31, 2011
	Level 1	Level 2	Level 3	Total
Obligation to return securities received as collateral	$1,343,589	$—	$—	$1,343,589

	$1,343,589	$—	$—	$1,343,589

BNP Paribas Prime Brokerage, Inc.
(An indirectly wholly owned subsidiary of BNP PARIBAS)
Notes to the Statement of Financial Condition
As of December 31, 2011
(in thousands)
15.	Fair Value Disclosures (continued)

All remaining assets are short-term in nature and the carrying amounts are a reasonable estimate of fair value. All remaining liabilities are short-term in nature, excluding subordinated loans, and the carrying amounts are a reasonable estimate of fair value.

Due to the variable rate of interest, which resets on a quarterly or monthly basis, for the subordinated loan agreements the carrying value approximates the estimated fair value.

16.	Subsequent Events

The Company evaluates subsequent events through the date on which the Statement of Financial Condition is issued. The Company did not note any subsequent events requiring disclosure or adjustment to the Statement of Financial Condition.
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